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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                       SEC File Number 0-27418
                                                        CUSIP Number 494615107

                             NOTICE OF LATE FILING
                                 (Check One):


[X] Form 10-KSB     [  ]  Form 11-K     [  ] Form 20-F     [  ] Form 10-QSB
 [  ] Form N-SAR
                      For Period Ended: December 31, 1999

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A
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Part I--Registrant Information

     Full Name of Registrant: KINETIKS.COM, INC.

     Former Name if Applicable:    N/A

     Address of Principal Executive Office (Street and Number):

                        10055 Westmoor Drive, Suite 230
                            Westminster, CO  80021

Part II--Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the
following should be completed.   (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c)  The accountant's statement or other exhibit required by Rule 12b-
          25(c) has been attached if applicable.
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Part III--Narrative
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State below in reasonable detail the reasons why form 10-KSB, 11-K, 20-F,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period:

Due to restructuring of the Registrant and the Registrant's Management including a new Chief Financial Officer and the acquisition of Imagenuity, the Registrant has not been able to accumulate all the necessary information to complete Form 10-KSB in time for filing.

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Part IV--Other Information
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(1)  Name and telephone number of person to contact in regard to this notification:

                           Clifford L. Neuman, P.C.
                             Neuman & Drennen, LLC
                               1507 Pine Street
                            Boulder, Colorado 80302
                                (303) 449-2100

(2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X] Yes   [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           [ X ] Yes   [  ] No

          If so; attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

          In December 1999, the Registrant completed the acquisition of Imagenuity, Inc. In addition to restructuring debt with an approximate gain of $842,000, the operations of Imagenuity, Inc. will be included in the operations of the Company.

                              KINETIKS.COM, INC.
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     March 30, 2000                By:  /s/ Gregory S. Carr
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                                             Gregory S. Carr, President